UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 6, 2013

ING U.S., INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York	10169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On June 6, 2013, ING U.S., Inc. and its subsidiary insurance companies (collectively, the “Company”) executed a Global Resolution Agreement (“GRA”) with VERUS Financial LLC (“VERUS”). The GRA establishes a process to resolve a previously disclosed unclaimed property audit that VERUS initiated in December 2010 on behalf of a number of states and the District of Columbia (collectively, the “Jurisdictions”). The GRA becomes effective only upon execution by at least 28 Jurisdictions on or before October 1, 2013. In the GRA, the Company expressly denies that it has engaged in any wrongdoing or violated any law, or that it has any liability related to the disposition of unclaimed or other property. The GRA establishes procedures for determining whether amounts may be payable under certain life insurance policies, annuity contracts, and retained asset accounts. It also establishes procedures for seeking to locate and pay beneficiaries and owners and for escheating benefits (with interest in certain circumstances) to relevant Jurisdictions. As previously disclosed in the Company’s final registration statement in connection with its initial public offering (SEC file number 333-184847), the Company reported a 2011 pre-tax increase in its death benefit reserves of $68.9 million, net of Deferred Acquisition Costs, in connection with its use of the Social Security Administration’s Death Master File to identify potential life insurance claims that had not yet been presented to it. The Company does not expect to require further increases in its reserves to resolve this and related matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ING U.S., Inc. (Registrant)

By:	/s/ Harris Oliner
Name:	Harris Oliner
Title:	Senior Vice President and Corporate Secretary

Dated: June 6, 2013